UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

May 4, 2006
Date of Report (Date of earliest event reported)

MECHANICAL TECHNOLOGY INCORPORATED
(Exact name of registrant as specified in its charter)

NEW YORK	0-6890	14-1462255
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

431 NEW KARNER ROAD, ALBANY, NEW YORK 12205 (Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (518) 533-2200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     [ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     [ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     [ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     [ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

1

Item 1.01. Entry into a Material Definitive Agreement

Effective May 8, 2006, Mr. Peng K. Lim was appointed to the position of President and Chief Executive Officer (CEO) of MTI MicroFuel Cells Inc. ("MTI Micro" or the "Company"), a majority-owned subsidiary of Mechanical Technology Incorporated ("MTI"). Mr. Lim was also appointed to the Boards of Directors of MTI Micro and MTI.

In connection with the appointment of President and CEO, Mr. Lim and MTI Micro entered into an employment agreement dated May 4, 2006 (the "Agreement"). The Agreement has a term of two years, after which it will be renewed for successive one-year periods unless either party notifies the other of its intention to terminate the Agreement at least 90 days prior to the expiration date. The Agreement further provides 1) an annual base salary of $300,000; 2) a bonus program with a targeted annual payout of 40% of base salary where - a) for the first year of the bonus program, $60,000 of the target bonus is guaranteed and will be paid shortly after completion of the first year anniversary of the Agreement, b) Mr. Lim has the opportunity to earn an additional bonus of $60,000 during the first year upon successful completion of performance objectives, c) Mr. Lim may earn a greater discretionary bonus at the MTI Micro Board's discretion, and d) for subsequent years, bonus criteria will be set each year by the MTI Micro Board at its sole discretion, and the MTI Micro Board will evaluate performance at the end of each such year; 3) a grant of 650,000 MTI stock options at the price per share on the date of grant that will vest as follows: a) options for 162,500 shares will vest immediately; b) options for 325,000 shares shall vest in equal quarterly amounts over a four-year period at the rate of 6.25% per quarter; c) options for 162,500 shares will vest upon the earlier of the determination by the MTI Board that the performance milestones for the grant with respect to 2007 have been satisfied or December 31, 2008; and d)in the event of a Change of Control, as defined in the Agreement, all options will immediately vest.

The Agreement also provides that if Mr. Lim is terminated without cause, or termination is made by Mr. Lim for good reason (each as defined in the Agreement), he shall receive 1) the accrued entitlements (which include accrued salary, business expenses and bonus as of termination date); 2) 100% of his regular base salary and target bonus (in monthly installments) for twelve months, and certain other benefits for one year from the date of termination; 3) expense in first year of converting his group life insurance coverage to an individual policy; and 4) MTI options will continue to vest at the rate described in the Agreement (including the full acceleration of the vesting of the performance-based options) for one year from the date of termination, with continued exercisability for all vested options for 90 days following the period ending one year after the date of termination.

Mr. Lim will also be paid a relocation allowance of $40,000, reimbursement of real estate commissions involved with the sale of his primary residence up to 5% of the sale price and closing costs (not to exceed $3,000).

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, which is filed as Exhibit 10.139 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Description of Changes

Effective May 8, 2006, in connection with the appointment of Mr. Peng K. Lim as the President and CEO of MTI Micro, Mr. Peng K. Lim, 43, was appointed to the Board of Directors of MTI to fill the position vacated when Dr. Beno Sternlicht retired. Mr. Lim's term will expire on the MTI Annual Meeting date in 2007. Mr. Lim entered into an employment agreement with MTI Micro as described under Item 1.01 of this Form 8-K.

Family Relationships and Transactions with Management and Others

There are no family relationships between Mr. Lim and the directors, executive officers, or persons nominated or chosen by MTI to become directors or executive officers. During the last two years, there have been no transactions, or proposed transactions, to which MTI was or is to be a party, in which Mr. Lim (or any member of his immediate family) had or is to have a direct or indirect material interest.

Director Compensation

Mr. Lim will receive no compensation as an MTI director because he is an employee of MTI Micro, a majority-owned subsidiary of MTI.

Identification of Executive Officers and Business Experience

Mr. Lim served as the President and Chief Executive Officer from May 2001 to July 2005 of Tapwave, Inc., a handheld and entertainment platform company that operated from 2001 to 2005. Mr. Lim served as Vice President, Worldwide Product Development of Palm, Inc., a handheld and wireless computer company, from April 1999 to May 2001. Mr. Lim served as Vice President of Engineering of Fujitsu Personal Systems, a pen-based and wireless computer company and a wholly-owned subsidiary of Fujitsu Limited, from June 1997 to March 1999. From July 1996 to June 1997, Mr. Lim was an Engineering Platform Director for Texas Instruments, a semiconductor company. Mr. Lim holds a Bachelor of Science and a Master of Science in Electrical Engineering from University of Windsor (Ontario, Canada) and a Master of Engineering Management from Northwestern University. Mr. Lim is an alumnus of the Stanford Executive Program for Growing Companies at Stanford University.

Item 9.01. Financial Statements and Exhibits.

On May 9, 2006, MTI MicroFuel Cells Inc. a majority-owned subsidiary of Mechanical Technology Incorporated, issued a press release announcing Peng K. Lim's appointment to President and Chief Executive Officer of MTI Micro and his appointment to the Boards of MTI Micro and Mechanical Technology Incorporated. The full text of MTI Micro's press release is furnished as Exhibit 99.1 hereto.

(c) Exhibits.

Exhibit No.	Description
10.139	Employment Agreement dated May 4, 2006 between Peng. K. Lim and MTI MicroFuel Cells, Inc.
24.15	Power of Attorney of Peng K. Lim.
99.1	Press release of MTI MicroFuel Cells Inc. issued on May 9, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
MECHANICAL TECHNOLOGY INCORPORATED

Date: May 9, 2006	By: /S/ CYNTHIA A. SCHEUER Name: Cynthia A. Scheuer
Title: Vice President, Chief Financial Officer and Secretary